GALAXY VENTURES, INC.
                           CERTIFICATE OF AMENDMENT TO
                          CERTIFICATE OF INCORPORATION

         Galaxy Ventures, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

         DOES HEREBY CERTIFY:

         1st: That by unanimous written consent of the Board of Directors of Galaxy Ventures, Inc., a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and proposing approval by the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the FIRST article thereof so that, as amended, said Article shall read as set forth below:

                  FIRST: The name of this corporation shall be: Minimally Invasive Surgery Corporation

         2nd: The Corporation has effectuated a 16 to 1 reverse stock split effective with the commencement of business on June 3, 1998, which reduced the outstanding shares from 28,800,000 shares to 1,800,000 shares but does not reduce the Corporation's authorized shares of common stock.

         3rd: That thereafter, pursuant to resolution of its Board of Directors, a written approval by majority consent of the stockholders of said Corporation was duly received in accordance with the General Corporation law of the State of Delaware, by which consent the necessary number of shares as required by statute were voted in favor of the amendment.

         4th: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and the necessary number of shares as required by statute were voted in favor of the amendment.

         IN WITNESS WHEREOF, said Galaxy Ventures, Inc., has caused this certificate to be signed by Clayton B. Barlow, its President and its Secretary - Treasurer, this 3rd, day of June, 1998.


                                             By:  /s/ Clayton B. Barlow
                                                -------------------------
                                                Clayton B. Barlow, President and
                                                Secretary - Treasurer